Exhibit 99.1

Seneca Gaming Corporation
Names John Pasqualoni Permanent President and CEO

NIAGARA FALLS, NY – June 21, 2005 – Seneca Gaming Corporation announced today that John Pasqualoni has been named the Corporation’s permanent President and CEO. In this capacity, he will be responsible for the overall operation and management of the Corporation and its Class III gaming facilities, Seneca Niagara Casino and Seneca Allegany Casino. Pasqualoni has been serving as Interim President and CEO since April 2005.

“Based on past experience and having worked closely with Mr. Pasqualoni over the past few months, I have complete confidence in his abilities to operate the Seneca Nation’s Class III gaming operations and to maximize returns for members of the Seneca Nation,” Barry E. Snyder, Sr., President of the Seneca Nation of Indians and Chairman of the Seneca Gaming Corporation, said. “His knowledge of our properties and of the gaming industry position us well for continued growth and success.”

Pasqualoni joined Seneca Gaming Corporation as Vice President of Slot Operations/Marketing in October 2002, two months prior to the opening of Seneca Niagara Casino and was promoted to Senior Vice President in June 2004. He was appointed Chief Operating Officer in February 2005, and assumed the role of Interim President and CEO two months later. Pasqualoni has more than 27 years of experience in the gaming industry, having served in senior management positions at Resorts International Hotel and Casino, Foxwoods Resort Casino, Bally’s Park Place and Trump Plaza.

“I am very grateful to the Board of Directors and the people of the Seneca Nation for placing their trust and confidence in me to manage their dynamic Class III gaming operations,” Pasqualoni said. “I look forward to the opportunity to build upon the success we’ve enjoyed and create the finest gaming and entertainment experiences available.”

Seneca Gaming Corporation is in the process of constructing a 26-story luxury hotel at Seneca Niagara Casino, which will open in December. The property will feature more than 600 rooms, expanded gaming floor, a full-service salon and spa, multiple restaurants, meeting and conference space and a 30,000 square-foot multi-purpose room for entertainment and large gatherings.

A resort hotel is also planned for Seneca Allegany Hotel. Construction is tentatively scheduled to begin later this year.

Seneca Gaming Corporation is a wholly owned, tribally chartered corporation of the Seneca Nation of Indians (Nation) that operates all of the Nation’s Class III gaming operations in Western New York. Seneca Gaming Corporation, through its wholly owned subsidiaries, Seneca Niagara Falls Gaming Corporation (SNGFC) and Seneca Territory Gaming Corporation (STGC), operates two casinos in Niagara Falls, New York (Seneca Niagara Casino) and Salamanca, New York (Seneca Allegany Casino), respectively.

Seneca Gaming Corporation was chartered by the Nation in August 2002 and opened the Seneca Niagara Casino and Seneca Allegany Casino on December 31, 2002 and May 1, 2004, respectively.

Contact Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information at 716-299-1073.